Exhibit 10.10
ALTIRIS, INC.
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 28, 2006, between Altiris, Inc., a Delaware corporation (the “Company”), and Gregory S. Butterfield (“Executive”).
RECITALS
     A. Executive is the Chief Executive Officer and Chairman of the Company and has been actively involved in the Company’s business. The Board of Directors of the Company (the “Board”) believes that this Agreement will preserve and protect the assets of the Company, including the Company’s goodwill and customers towards whom the Executive has, and will have, in his role as an employee of the Company, significant responsibilities. In consideration of the benefits provided to Executive under this Agreement, the Executive has agreed to enter into this Agreement.
     B. The Company and the Executive wish to enter into an employment relationship on the terms and conditions contained in this Agreement. This Agreement shall supersede any and all previous agreements between the Company and the Executive except as provided for in this Agreement.
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of Executive by Company, the parties agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” is defined as (i) an act of dishonesty by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct in the performance of his duties which results in material harm to the Company, (iv) Executive’s continued substantial dereliction of Executive’s employment duties hereunder thirty (30) days after Executive has received a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has been substantially derelict in the performance of Executive’s duties and the steps necessary to cure such dereliction, or (v) Executive’s breaching, in any material respect, the terms of this Agreement or any confidentiality or proprietary information agreement with the Company; provided that, if such breach under this Section 1(a)(v) is susceptible to cure, that the Company provide Executive with a thirty (30) day period to cure such breach after receipt by Executive of written notice from the Company which describes the basis for the Company’s belief that Executive has breached such agreements.

          (b) Change of Control. “Change of Control” shall mean (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any “person” becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a change in the composition of the Board occurring within a two (2)-year period, such that a majority of the then-current Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.
          (c) Change of Control Trigger Date. “Change of Control Trigger Date” shall mean (i) the date a definitive agreement is signed with respect to the Change of Control transaction, if applicable; or (ii) the date of the consummation of the Change in Control.
          (d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (e) Disability. “Disability” shall mean Executive’s inability to substantially perform Executive’s essential job functions as the result of a physical or mental disability as determined by a qualified physician or incapacity for a period of 180 days, consecutive or otherwise, in any 360-day period.
          (f) Good Reason. “Good Reason” shall mean the occurrence of one or more of the events identified below, as determined by the reasonable judgment of Executive, occurring without the prior written consent of Executive; provided, that (x) Executive delivers written notice to the Company of his intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (y) such event or events are not cured by the Company within fifteen (15) days following delivery of such written notice: (i) any significant diminution in Executive’s duties or responsibilities with the Company in effect immediately prior to such reduction or any material reduction in Executive’s title or reporting responsibilities; for purposes of clarity, if, after a Change in Control, Executive is not the Chief Executive Officer of the successor corporation, and, if applicable, its parent, then Executive will have suffered a significant diminution in his duties and may terminate employment for “Good Reason” pursuant to this paragraph; (ii) any reduction by the Company in the Base Salary as set forth in Section 5(a) hereof, (iii) the breach of a material term of this Agreement by the Company, (iv) the relocation of Executive’s primary place of employment to a location more than 30 miles from its current location, (v) the failure to nominate Executive for reelection as a member of the Board; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11 below.
          (g) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
     2. Duties and Scope of Employment.
          (a) Positions and Duties. Executive will continue to serve as the Company Chief Executive Officer and Chairman. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Board.
          (b) Obligations. Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of this Agreement, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, from being a member of the board of directors of Omniture or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
     3. At-Will Employment. Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than (a) as provided by this Agreement or (b) as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.
     4. Intellectual Property and Non-Disclosure Agreement. Executive has completed and signed an Intellectual Property and Non-Disclosure Agreement (the “IP Agreement”) which shall continue to be in full force and effect. The signed IP Agreement is attached hereto as Exhibit A.
     5. Compensation.
          (a) Base Salary. The Company will accrue for Executive as compensation for his services a Base Salary at an annualized rate of $400,000 (the “Base Salary”). The Company will review Executive’s Base Salary as appropriate and in no case less often than annually.
          (b) Bonus. For Company’s 2005 fiscal year, Executive will be eligible for an annual performance bonus of: (i) up to $400,000 per year payable in quarterly installments, within thirty (30) days after the end of each quarter, upon achievement of specific performance metrics determined by the Board, provided that Executive is employed by the Company at the end of each such quarter. For the Company’s 2006 fiscal year, Executive’s target bonus amount and other terms and conditions of Executive’s bonus will be established by the Board.

          (c) Equity Awards. The Company has granted Executive options to purchase Company common stock and shares of Company common stock pursuant to option agreements and restricted stock agreements (the “Equity Awards”). The Equity Awards are subject to the terms, definitions and provisions of the Company’s stock plan and the stock option agreements and restricted stock purchase agreements by and between Executive and the Company, all of which documents are incorporated herein by reference.
     6. Employee Benefits. Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees and executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs the Company offers to its employees at any time.
     7. Vacation. Executive will be entitled to paid vacation in accordance with Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.
     8. Expenses. Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company expense reimbursement policy as in effect from time to time.
     9. Severance Benefits.
          (a) Termination Following a Change of Control. If Executive’s employment with the Company terminates other than for Cause, death, or Disability at any time between the period beginning on the Change of Control Trigger Date and ending twelve (12) months after a Change of Control, then, subject to Executive executing and not revoking a standard form of release of claims with the Company and complying with Section 10 of this Agreement, Executive shall be entitled to the following severance benefits:
               (i) Two years of Executive’s Base Salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Termination Date; provided that, if applicable, such payment shall be delayed until the time when such payment will not be subject to any excise tax under Section 409A of the Code;
               (ii) Two times Executive’s annual bonus at 100% of budget achievement (40% of Base Salary) payable in a lump sum within thirty (30) days of the Termination Date; provided that, if applicable, such payment shall be delayed until the time when such payment will not be subject to any excise tax under Section 409A of the Code;
               (iii) all Equity Awards granted by the Company to Executive pursuant to Section 5(c) of this Agreement shall become fully vested and exercisable as of the Termination Date to the extent such stock options are outstanding and unexercisable or subject to a Company right of repurchase at the Termination Date and all stock options shall remain exercisable until the later of

               (x) the end of the calendar year in which each stock option would otherwise have expired and (y) the fifteenth day of the third month after which the option would otherwise have expired;
               (iv) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for Executive, and, if applicable, Executive’s dependents, on the day immediately preceding the Termination Date; provided, however, that (A) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986 (the “Code”), as amended; and (B) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall reimburse Executive’s COBRA premiums until the earlier of (x) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (y) eighteen (18) months from the Termination Date or (z) until Executive obtains substantially similar coverage under another employer’s group insurance plan.
          (b) Termination Apart from a Change of Control. If the Company terminates Executive’s employment other than for Cause or if Executive terminates his employment for Good Reason then, subject to Executive executing and not revoking a standard form of release of claims with the Company and complying with Section 10 of this Agreement, Executive shall be entitled to the following severance benefits:
               (i) Eighteen (18) months of Executive’s Base Salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Termination Date; provided that, if applicable, such payment shall be delayed until the time when such payment will not be subject to any excise tax under Section 409A of the Code;
               (ii) 1.5 times Executive’s annual bonus at 100% of budget achievement (40% of Base Salary) payable in a lump sum within thirty (30) days of the Termination Date; provided that, if applicable, such payment shall be delayed until the time when such payment will not be subject to any excise tax under Section 409A of the Code;
               (iii) all Equity Awards granted by the Company to Executive pursuant to Section 5(c) of this Agreement shall become fully vested and exercisable as of the Termination Date to the extent such stock options are outstanding and unexercisable or subject to a Company right of repurchase at the Termination Date and all stock options shall remain exercisable until the later of (x) the end of the calendar year in which each stock option would otherwise have expired and (y) the fifteenth day of the third month after which the option would otherwise have expired;
               (iv) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for Executive, and, if applicable, Executive’s dependents, on the day immediately preceding the Termination Date; provided, however, that (A) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (B) Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA. The Company shall reimburse Executive’s COBRA premiums until the earlier of (x) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (y) eighteen

               (18) months from the Termination Date or (z) until Executive obtains substantially similar coverage under another employer’s group insurance plan.
          (c) Termination for Cause or Voluntary Resignation. If the Company terminates Executive’s employment for Cause or if Executive resigns other than for Good Reason, Executive shall be entitled to only those benefits provided under Section 9(d) below.
          (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) Company shall pay Executive any unpaid Base Salary due for periods prior to the Termination Date, (ii) Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date, and (iii) following submission of proper expense reports by Executive, Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
     10. Covenant Not to Compete or Solicit.
          (a) Beginning on the Termination Date and ending on the one (1) year anniversary following the Termination Date (the “Non-Compete Period”), Executive shall not, other than on behalf of the Company, directly or indirectly, without the prior written consent of Company, engage anywhere in the Geographic Area (as defined below) in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that is engaged or participates in, or intends to engage or participate in, any activity or business which is competitive with or of the same nature as, or substantively similar to, an activity or business of the Company or an activity or business in which the Company is engaged (the “Restricted Business”).
          (b) During the Non-Compete Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Company or any subsidiary of the Company, to terminate his or her employment with the Company or any such subsidiary of the Company.
          (c) During the Non-Compete Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, induce or attempt to induce any of the Company’s or the Company’s respective customers, suppliers, distributors or contractors to terminate, reduce or otherwise change its relationship with the Company in order to enter into any relationship with Executive or with any other person that engages or participates (or plans to engage or participate) in a Restricted Business.
          (d) The term “Geographic Area” shall mean any location in the world where the Company has offices, employees or customers.
          (e) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any

Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
          (f) Executive acknowledges and agrees that the nature of the businesses of the Company are such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company soon after the termination of Executive’s employment with the Company, as the case may be, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Executive has agreed to enter into this Agreement to, among other things, avoid the likely disclosure of the Company’s trade secrets and confidential information.
          (g) Executive also acknowledges and agrees that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Company are engaged in highly competitive industries, (ii) Executive will have access to the trade secrets, proprietary and confidential information of the Company, and (iii) in the event Executive’s employment with the Company, as the case may be, ended, Executive would be able to obtain suitable and satisfactory employment without violation of this Agreement.
          (h) Executive acknowledges and agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Section 10. Accordingly, Executive agrees that in the event that Executive breaches any provision of this Section 10, the Company shall be entitled, in addition to any other right or remedy otherwise available, to the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Executive hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.
     11. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     12. Notices.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. Notices may also be delivered by facsimile or electronic mail if evidence of receipt is given by the recipient and shall be effective when so received.
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 12. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.
     13. Tax Provisions.
        (a) Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to Executive promptly after such determination an additional amount (the “Make Whole Payment”) such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the full parachute payment amounts payable to the Executive under this Agreement as originally determined prior to the deduction of the excise tax.
          For purposes of determining the amount of the Make-Whole Payment, the Executive shall be deemed to have: (a) paid federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Make-Whole Payment is to be made; (b) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Make-Whole Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (c) otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Make-Whole Payment in the Executive’s adjusted gross income. If the Excise Tax incurred by the Executive is determined by the Internal Revenue Service to be more or less than the amount determined by the accountants pursuant to this Section 13, then the Company and Executive agree to promptly make a payment to the other party, including interest and penalties if the Company must pay Executive, as the Accountants (as defined in the next paragraph) reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section 13, on an after-tax basis, is as if the Section 4999 Excise Tax did not apply to Executive.
     Unless the Company and Executive otherwise agree in writing, any determination required under this Section 13 shall be made in writing by the Company’s independent public accountants (the "Accountants”). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the transaction with respect to which the Excise Tax arises, the Company and Executive shall determine and appoint another nationally recognized accounting firm to make the determinations required hereunder. The determination of the Accountants shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13.
     The Accountants shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a parachute payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to the payments to be made to the Executive, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payments. To the extent Executive disagrees with such calculation by the accounting firm engaged to make such determination, Executive may engage a different accounting firm at his sole expense to make its own separate determinations hereunder. To the extent Executive’s accounting firm’s determination differs from that of Company’s accounting firm, Executive and Company shall use reasonable efforts to endeavor to reconcile such determinations. If the Executive and Company are unable to reconcile the determinations, the parties shall submit such matter to arbitration as set forth in Section 14 below.
          (b) Section 409A. Notwithstanding anything to the contrary in this Agreement, any severance payments to be made to the Executive under this Agreement will not be paid during the six-month period following Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause Executive to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated above). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement.
     14. Arbitration.
          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Salt Lake City, Utah, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply Utah law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Utah for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          (c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.
          (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE OF ANY JURISDICTION, INCLUDING, BUT NOT

LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE FAIR CREDIT REPORTING ACT, EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE FAMILY AND MEDICAL LEAVE ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE UTAH ANTI-DISCRIMINATION ACT (AND ALL UTAH LABOR RULES AND REGULATIONS), THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND THE CALIFORNIA LABOR CODE.
               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     15. Section 409A. It is the Company’s intention that the benefits and rights to which Executive could become entitled to in connection with this Agreement, including any termination of employment, either comply with or are exempt from Section 409A of the Code. If Executive or the Company believes, at any time, that any such benefit or right does not comply with or is not exempt from Section 409A of the Code, such party will promptly advise the other and both parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it either complies with or is exempt from Section 409A of the Code in the manner that has the most limited possible adverse economic effect on Executive.
     16. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Utah.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ALTIRIS, INC.

	By:	/s/ Stephen C. Erickson

	Title:	Vice President and Chief Financial Officer

EXECUTIVE:	/s/ Gregory S. Butterfield

Gregory S. Butterfield
[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

AGREEMENT RESPECTING TRADE SECRETS, INVENTIONS,
COPYRIGHTS, AND PATENTS
This Agreement made between Altiris, Inc., hereinafter referred to as “Company” and the undersigned employee, hereinafter referred to as “Employee”, shall be effective as of the date signed by Employee. For the purposes of this Agreement, the “Company” shall include Altiris, Inc. or any of its divisions, subsidiaries, Affiliates, or successors.
An “Affiliate” of Altiris shall be a company directly or indirectly controlling, controlled by, or under common control with Altiris, Inc. A company is controlled by ownership of more than 50% of shares entitled to vote for directors or persons performing a similar function.
In consideration of employment of Employee by Company, the sufficiency of which Employee acknowledges, the parties agree as follows:
1. Covenant Against Disclosure. Employee will have possession of or access to apparatus, equipment, drawings, reports, manuals, invention records, customer lists, computer programs, or other material embodying trade secrets or confidential technical or business information of Company, its customers, shareholders, agents, business partners, employees or Affiliates, or their customers, shareholders, agents, business partners, Employees or Affiliates (‘Confidential information’). Employee agrees (a) not to use any Confidential Information for himself/herself or others, and (b) not to take any materials or reproductions thereof containing Confidential Information from Company facilities at any time during or after employment by Company, except as required in discharging Employee’s duties to Company. Employee agrees immediately to return all such material and reproductions thereof in his/her possession to Company upon request and in any event upon termination of employment.
Except with prior written authorization by Company, Employee agrees not to disclose or publish any Confidential Information at any time during or after employment with Company except at the direction or with the consent of Company.
2. Disclosure Obligations. Employee represents that it will fully and promptly disclose and furnish to Company a complete record of any and all inventions and improvements, whether patentable or not, which he/she, solely or jointly, may or may have conceived, made, discovered, or first disclosed during the period of his/her employment by Company which relate to the Company’s business or to the Company’s reasonably anticipated business. Employee agrees to make and maintain adequate written records of all such inventions and improvement in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to the Company at all times.
3. Assignment. Employee agrees to and does hereby grant and assign to Company or its nominee his/her entire right, title and interest in and to inventions and improvements coming within the scope of Paragraph 2 that relate in any way to the actual or anticipated business or activities of Company or its Affiliates, or that are suggested by or result from any task or work for or on behalf of Company together with any and all domestic and foreign rights in such inventions and improvements. However, no provision in this Agreement is intended to require assignment of any Employee rights in an invention if no equipment, supplies, facilities or trade secret information of the Company was used, and the information was developed entirely on Employee’s own time, and the invention does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development or does not result from any work performed by Employee for the Company.
4. Execution of Documents and Prior Inventions. Employee agrees to fully cooperate with the Company in securing full benefit and protection for the Company regarding inventions and improvements coming within scope of paragraph 2, including patent or copyright protection, wherever and whenever the Company should elect; Employee will execute all papers and documents and do such other action reasonably requested by Company at any time without addition compensation, but at Company’s expense.
As a matter of record, the following is a complete list of all the inventions which Employee has made heretofore and which Employee desires to be excluded from this Agreement. (If none, state “NONE”. Also, it is not necessary to list prior inventions previously assigned or agreed to be assigned to others.)

5. Compliance, not Contingent upon Additional Consideration. Employee has not been promised, and shall not claim, any additional or special payment for compliance with the convenience and agreements herein contained.
6. Prior Employment. Employee represents that during his/her employment he/she has not disclosed ‘to Company, or used in the course of his/her employment by the Company, any information to the extent that such information constitutes a trade secret of prior employers.
7. Waiver. No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.
8. Damages. Employee understands that his/her breach of this Agreement may cause the Company irreparably harm which may not be adequately compensated by money damages. Accordingly, in the event of a breach or threatened breach by Employee of this Agreement, the Company will be entitled to injunctive or other equitable relief to enforce the provisions hereof, in addition to such other remedies to which the Company may be entitled, including the recovery of money damages and attorney fees.
9. Applicability to Successors. This Agreement shall be binding upon and pass to the benefit of the successors and assigns of Company and insofar as the same may be applied thereto, the heirs, legal representatives, and assigns of Employee.
10. Prior Agreements. This Agreement shall supplement the terms of any prior agreement or understanding between Employee and Company. This Agreement may be modified or amended only in writing signed by and Officer of Company and by Employee. This agreement is not an Employment Contract and in no way alters the at-will status of employment between Employee and Company.
11. Jurisdiction and Severability. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah and the appropriate venue and jurisdiction for any dispute arising hereunder shall be the Fourth Judicial District Court for the County of Utah, State of Utah. Should any portion of this Agreement be judicially held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating the remainder of this Agreement or any other part thereof, the parties hereby agreeing that the portion so held to be invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope.

EMPLOYEE:	Greg Butterfield

(Print Full Name)
Employee acknowledges reading and understanding this Agreement

By:	/s/ Gregory S. Butterfield	Date:	2-23-2000

Employee’s Signature

ALTIRIS, INC:

By:	/s/ illegible	Date:	2-24-00